Exhibit 3.1

CERTIFICATE OF MERGER

MERGING

TANGO MERGER SUB, INC.

(a Delaware Corporation)

WITH AND INTO

CHART INDUSTRIES, INC.

(a Delaware Corporation)

July 16, 2026

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware

Chart Industries, Inc., a Delaware corporation (“Company”), does hereby certify as follows:

FIRST: Each of the constituent corporations, Company and Tango Merger Sub, Inc., a Delaware corporation (“Merger Sub”, and together with Company, the “Constituent Corporations”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger, dated as of July 28, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Baker Hughes Company, a Delaware corporation, Merger Sub and Company, setting forth the terms and conditions of the merger of Merger Sub with and into Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall remain “Chart Industries, Inc.”.

FOURTH: Upon the effectiveness of the filing of this Certificate of Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A hereto until thereafter amended and changed pursuant to the provisions of the Delaware General Corporation Law.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, Texas 77381

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

SEVENTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of Delaware.

IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of the date first written above.

CHART INDUSTRIES, INC.

By:	/s/ Herbert G. Hotchkiss
Name: Herbert G. Hotchkiss
Title: Vice President, General Counsel and Secretary

[Signature Page to Certificate of Incorporation for Tango Merger Sub, Inc.]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHART INDUSTRIES, INC.

ARTICLE ONE

The name of the corporation is Chart Industries, Inc. (the “Corporation”).

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares, which will be designated common stock, par value $ 0.01 per share.

ARTICLE FIVE

The number of directors of the Corporation shall be such as fixed by, or in the manner provided in, the Bylaws of the Corporation (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

A. LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same now exists or hereafter may be amended. No repeal or modification of this Article Seven shall apply or have any adverse effect on any right or protection of, or any limitation of the liability of, any person entitled to any right or protection under this Article Seven existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

B. INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent now or hereafter permitted by Section 145 of the DGCL, any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation.

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Seven by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited to the full extent permitted by the DGCL, as so amended from time to time.

Notwithstanding the foregoing, the indemnification provided from this Article Seven shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under the Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE EIGHT

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation (this “Certificate”), and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE ELEVEN

Section 203 of the DGCL, as amended from time to time, shall not apply to the Corporation.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

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